EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to Registration Statement (No. 333-191645) on Form S-3 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 13, 2014, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the years ended December 31, 2013 and 2012. Our report dated March 14, 2014 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus which is part of this Registration Statement.

/s/ SingerLewak LLP

San Jose, California
October 15, 2014